December 15, 1995




Kansas City Life Insurance Company
3520 Broadway
Kansas City, Missouri 64111-2565

                   RE:  Registration Statement
                        File No. 33-95354


To Whom It May Concern:

In connection with the proposed registration under the Securities Act of 1933, as amended, of individual variable life insurance contracts (the "Contracts") and interests in the Kansas City Life Variable Life Separate Account (the "Separate Account"), I have examined the documents relating to the establishment of the Separate Account by the Board of Directors of Kansas City Life Insurance Company (the "Company") as a separate account for assets applicable to variable life insurance contracts, pursuant to Section 376.309 RSMo., as amended, and the Registration Statement on Form S-6 (the "Registration Statement"), and I have examined such other documents and have reviewed such matters of law as I deem necessary for this opinion, and I advise you that in my opinion:

     1. The Separate Account is a separate account of the Company duly created and validly existing pursuant to the laws of the State of Missouri.

     2. The contracts, when issued in accordance with the Prospectus constituting a part of the Registration Statement and upon compliance with applicable local law, will be legal and binding obligations of the Company in accordance with their respective terms.
December 15, 1995

     3. The portion of the assets held in the Separate Account equal to reserves and other contract liabilities with respect to the Separate Account are not chargeable with liabilities arising out of any other business the Company may conduct.

I consent to the filing of this opinion as an exhibit to the Registration Statement and the use of my name under the heading "Legal Matters" in the Prospectus constituting a part of the Registration Statement and to references to me wherever appearing therein.

                              Yours very truly,

                            /s/ C. John Malacarne

                              C. John Malacarne

CJM:sk




Actuarial Opinion



In my capacity as Vice President and Associate Actuary of Kansas City Life Insurance Company, I have provided actuarial advice concerning:

The preparation of a registration statement on Form S-6, filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to flexible premium variable life insurance contracts (the "Registration Statement") ; and

The preparation of contract forms for the flexible premium variable life insurance contracts described in the Registration Statement (the "Contract").

It is my professional opinion that:

1. The "sales load" as defined in paragraph (c)(4) of Rule 6e-3(T) under the Investment Company Act of 1940, will not exceed 9 percent of the sum of the guideline annual premiums that would be paid during the period equal to the lesser of 20 years or the life expectancy based on the 1980 Commissioners Standard Ordinary Mortality Table. Such sales load will not exceed the sum of a) 30 percent of payments in an aggregate amount less than or equal to one guideline annual premium plus b) 10% of each payment made in excess of one guideline annual premium but not more than two guideline premiums, plus c) 9% of each payment made in excess of two guideline annual premiums. The sales load is deducted upon surrender or a decrease in specified amount during the first 15 contract years or within 15 years of an increase in face amount as described under "Surrender Charges" in the Prospectus.

2. With respect to increases in face amount, the amount of sales load imposed is not more than the amount of sales load permissible under the base test contract and the incremental test contract as defined in paragraph (d)(2) of Rule 6e-3 (T).

3. The proportionate amount of the sales load deducted from any payment during the contract period shall not exceed the proportionate amount deducted from any prior payment during the policy period.

4. The illustrations of death benefits, account values, net cash surrender values and accumulated premiums in the Prospectus, based on the assumptions stated in the illustrations, are consistent with the provisions of the Contracts. The rate structure of the Contracts has not been designed so as to make the relationship between premiums and benefits, as shown in the illustrations, appear to be correspondingly more favorable to prospective purchasers of Contracts age 35 in the underwriting classes illustrated than to prospective purchasers of Contracts at other ages or underwriting classes.

I hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the use of my name under the heading "Experts" in the Prospectus.

Sincerely,



/s/ Mark A. Milton, FSA, MAAA
Mark A. Milton, FSA, MAAA
Vice President and Associate Actuary
Kansas City Life Insurance Company




                        Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated January 27, 1995, except for the Subsequent Event note, as to which the date is March 13, 1995, with respect to the consolidated financial statements of Kansas City Life Insurance Company included in the Statement of Additional Information accompanying the Prospectus of the individual flexible premium variable life insurance contract.



                                                      /s/ Ernst & Young LLP
                                                      Ernst & Young LLP
Kansas City, Missouri
December 18, 1995






December 14, 1995


Kansas City Life Insurance Company
3520 Broadway
Kansas City, MO  64141-6139



        Re:  Kansas City Life Variable Life Separate Account

Gentlemen:

        We hereby consent to the reference to our name under the caption "Legal Matters" in the Prospectus filed as part of the Pre-Effective Amendment No. 1 to Form S-6 for Kansas City Life Variable Life Separate Account (File No. 33-95354). In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

                                Very truly yours,



                                SUTHERLAND, ASBILL & BRENNAN







                                By:  /s/ Stephen E. Roth

                                       Stephen E. Roth